Strategic Storage Trust, Inc.

We Store America's Goods!

U.S. COMMERCIAL LLC . OFFICE . RETAIL . SELF STORAGE

Contact:

H. Michael Schwartz

Chairman of the Board and CEO

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, CA 92694

949-429-6600

www.StrategicStorageTrust.com

For Immediate Release

May 22, 2008

Strategic Storage Trust, Inc. Meets

Minimum Offering of$1,000,000 in Shares

Ladera Ranch, CA, May 22, 2008 - Strategic Storage Trust, Inc. has raised proceeds that exceed the $1,000,000 minimum offering. This non-traded public REIT has now broken escrow and admitted initial investors as stockholders. New stockholders will continue to be admitted on a daily basis. The REIT now accepts stockholders residing in all 50 states plus District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

"We are pleased with the short period of time it took to break escrow," said H. Michael Schwartz, founder and Chief Executive Officer of Strategic Storage Trust, Inc. and "we are excited to officially become the fifth public self storage company in the United States and the first self storage REIT in the public non-traded REIT marketplace." Strategic Storage Trust, Inc. will focus on the acquisition, ownership, operation, development, and activities relating to the self storage industry. Strategic Storage Trust, Inc. may also invest in other storage related investments such as storage facilities for automobiles, recreation vehicles and boats. "The self storage industry is a unique asset class which displays recession resistant traits as it is affected by human life factors such as marriage, divorce, retirement, relocation, and military enlistment" said H. Michael Schwartz, "this combined with a fragmented industry and baby boomer demographics makes for an attractive real estate asset class in the coming years."

U.S. Commercial LLC, the sponsor for Strategic Storage Trust, Inc., manages a growing portfolio of nearly 5.3 million square feet of commercial properties, including 2.4 million square feet of self storage, with a combined market value of over $760 million from their headquarters in Ladera Ranch, California and a regional office in Dallas, Texas.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.